                                                                  Exhibit-12




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                 LACLEDE GAS COMPANY AND SUBSIDIARY COMPANIES

        SCHEDULE OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
        -------------------------------------------------------------


                                          Fiscal Year Ended September 30,
                                     ----------------------------------------
                                     2001     2000     1999     1998     1997
                                     ----     ----     ----     ----     ----
                                              (Thousands of Dollars)
Income before interest
  charges and income taxes         $73,742  $64,077  $61,016  $64,603  $69,908
Add: One third of applicable
       rentals charged to
       operating expense
       (which approximates
       the interest factor)            313      310      301      297      294
                                   -------------------------------------------
        Total Earnings             $74,055  $64,387  $61,317  $64,900  $70,202
                                   ===========================================

Interest on long-term debt         $18,372  $15,164  $13,966  $14,797  $14,169
Other interest                      10,067    8,844    6,627    6,473    4,919

One-third of applicable rentals
  charged to operating expense
  (which approximates the
  interest factor)                     313      310      301      297      294
                                   -------------------------------------------
   Total Fixed Charges             $28,752  $24,318  $20,894  $21,567  $19,382
                                   ===========================================

Ratio of Earnings to
  Fixed Charges                       2.58     2.65     2.93     3.01     3.62
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